Exhibit 99.1

Ichor Holdings, Ltd. Announces Fourth Quarter and Fiscal Year 2021 Financial Results

FREMONT, Calif., February 8, 2022–Ichor Holdings, Ltd. (NASDAQ: ICHR), a leader in the design, engineering, and manufacturing of critical fluid delivery subsystems and components for semiconductor capital equipment, today announced fourth quarter and fiscal year 2021 financial results.

Fiscal 2021 Highlights:

•	Record revenues of $1.1 billion;
•	Record earnings of $2.45 per share on a GAAP basis and $3.37 per share on a non-GAAP basis;
•	Gross margin of 16.2% on a GAAP basis and 16.7% on a non-GAAP basis, a year-over-year increase of 250bp on a GAAP basis and 210bp on a non-GAAP basis; and
•	Acquisition of IMG Companies, LLC (“IMG”), bringing additional precision machining capabilities and capacity, and an accretive operating model to Ichor.

“We are pleased to report record revenues and earnings for fiscal 2021,” commented Jeff Andreson, chief executive officer. “Over the course of the year, levels of customer demand increased significantly, in parallel with continual upward revisions of wafer fab equipment growth expectations. At the same time, supply chain challenges progressively increased through the year, which pressured companies in the semiconductor industry to meet these unprecedented levels of demand. In spite of the operational challenges, our team executed well in 2021, achieving record revenues and earnings, increasing gross margins, and earnings growth outpacing our revenue growth, as well as successfully completing the complementary and accretive acquisition of IMG. Looking forward, our current visibility along with our customers’ outlooks indicate continued quarter-over-quarter increases in both demand and output as we progress through 2022. We look forward to continuing to execute on our strategies for growth and operational leverage in this robust demand environment.”

	Q4 2021	Q3 2021	Q4 2020	FY 2021	FY 2020
	(dollars in thousands, except per share amounts)
U.S. GAAP Financial Results:
Net sales	$287,188	$262,855	$244,966	$1,096,917	$914,236
Gross margin	16.4%	16.6%	14.0%	16.2%	13.7%
Operating margin	5.7%	8.1%	5.8%	7.4%	4.5%
Net income	$14,859	$18,537	$12,521	$70,899	$33,279
Diluted EPS	$0.51	$0.64	$0.51	$2.45	$1.42

	Q4 2021	Q3 2021	Q4 2020	FY 2021	FY 2020
	(dollars in thousands, except per share amounts)
Non-GAAP Financial Results:
Gross margin	17.1%	16.7%	15.8%	16.7%	14.6%
Operating margin	10.7%	10.5%	10.0%	10.7%	8.3%
Net income	$26,245	$23,421	$19,834	$97,698	$59,042
Diluted EPS	$0.90	$0.81	$0.81	$3.37	$2.52

U.S. GAAP Financial Results Overview

For the fourth quarter of 2021, revenue was $287.2 million, net income was $14.9 million, and net income per diluted share (“diluted EPS”) was $0.51. This compares to revenue of $262.9 million and $245.0 million, net income of $18.5 million and $12.5 million, and diluted EPS of $0.64 and $0.51, for the third quarter of 2021 and fourth quarter of 2020, respectively.

For 2021, revenue was $1,096.9 million, net income was $70.9 million, and diluted EPS was $2.45. This compares to revenue of $914.2 million, net income of $33.3 million, and diluted EPS of $1.42 for 2020.

Non-GAAP Financial Results Overview

For the fourth quarter of 2021, non-GAAP net income was $26.2 million and non-GAAP diluted EPS was $0.90. This compares to non-GAAP net income of $23.4 million and $19.8 million, and non-GAAP diluted EPS of $0.81 and $0.81, for the third quarter of 2021 and fourth quarter of 2020, respectively.

For 2021, non-GAAP net income was $97.7 million and non-GAAP diluted EPS was $3.37. This compares to non-GAAP net income of $59.0 million, and non-GAAP diluted EPS of $2.52 for 2020.

First Quarter 2022 Financial Outlook

For the first quarter of 2022, we expect revenue to be in the range of $280 million to $320 million. We expect GAAP diluted EPS to be in the range of $0.55 to $0.79 and non-GAAP diluted EPS to be in the range of $0.80 to $1.04.

This outlook for non‑GAAP diluted EPS excludes known charges related to amortization of intangible assets, share‑based compensation expense, tax adjustments related to these non-GAAP adjustments, and non-recurring charges known at the time of providing this outlook. This outlook for non-GAAP diluted EPS excludes any items that are unknown at this time, such as non-recurring tax-related items or other unusual items which we are not able to predict without unreasonable efforts due to their inherent uncertainty.

Balance Sheet and Cash Flow Results

We ended the fourth quarter of 2021 with cash and cash equivalents of $75.5 million, a decrease of $52.5 million from the prior quarter, and a decrease of $177.4 million from December 25, 2020.

The decrease from the end of the prior quarter was primarily due to cash paid of $269.0 million, net of acquired-cash, to acquire IMG in November 2021 and cash used in operating activities of $8.9 million, partially offset by net proceeds from our credit facilities of $129.3 million and net proceeds from marketable securities of $98.5 million.

The decrease during 2021 was primarily due to cash paid of $269.0 million, net of acquired-cash, to acquire IMG in November 2021 and capital expenditures of $20.8 million, partially offset by net proceeds from our credit facilities of $92.7 million, and cash provided by operating activities of $15.5 million.

Our cash provided by operating activities of $15.5 million during 2021 consisted of net income of $70.9 million, net non-cash charges of $37.2 million, primarily consisting of depreciation and amortization of $26.0 million and share-based compensation expense of $11.5 million, and an increase in our net operating assets and liabilities, net of acquisitions, of $92.6 million.

The increase in our net operating assets and liabilities, net of acquisitions, was primarily due to an increase in inventories of $89.2 million and an increase in accounts receivable of $33.5 million, partially offset by an increase in accounts payable of $38.9 million. The increase in our inventories, net of acquired inventories, is primarily driven by elevated purchasing activity pursuant to strong customer demand and certain supply chain component constraints. The increase in accounts receivable, net of acquired receivables, was primarily due to increased revenue in the fourth quarter of 2021 compared to the fourth quarter of 2020 and timing of customer payments. The increase in accounts payable, net of acquired payables, is primarily due to higher purchases during the fourth quarter of 2021 compared to the fourth quarter of 2020 and payment timing.

Use of Non-GAAP Financial Results

In addition to U.S. GAAP results, this press release also contains non-GAAP financial results, including non‑GAAP gross profit, non‑GAAP operating income, non‑GAAP net income, non‑GAAP diluted EPS, and free cash flow. Management uses these non-GAAP metrics to evaluate our operating and financial results. We believe the presentation of non-GAAP results is useful to investors for analyzing business trends and comparing performance to prior periods, along with enhancing investors’ ability to view our results from management’s perspective. Non-GAAP gross profit, operating income, and net income are defined as: gross profit, operating income, or net income, as applicable, excluding (1) amortization of intangible assets, share-based compensation expense, and non-recurring expenses, including acquisition-related costs and charges, contract settlement losses and facility shutdown costs, to the extent they are present in gross profit, operating income, and net income; and (2) the tax impacts associated with our non-GAAP adjustments, as well as non-recurring discrete tax items. Non-GAAP diluted EPS is defined as non-GAAP net income divided by weighted average diluted ordinary shares outstanding during the period. Non-GAAP gross margin and non-GAAP operating margin are defined as non-GAAP gross profit and non-GAAP operating income, respectively, divided by net sales. Free cash flow is defined as cash provided by operating activities, less capital expenditures. Tables showing these metrics on a GAAP and non-GAAP basis, with reconciliation footnotes thereto, are included at the end of this press release.

Non-GAAP results have limitations as an analytical tool, and you should not consider them in isolation or as a substitute for our results reported under GAAP. Other companies may calculate non-GAAP results differently or may use other measures to evaluate their performance, both of which could reduce the usefulness of our non-GAAP results as a tool for comparison.

Because of these limitations, you should consider non-GAAP results alongside other financial performance measures and results presented in accordance with GAAP. In addition, in evaluating non-GAAP results, you should be aware that in the future we will incur expenses such as those that are the subject of adjustments in deriving non-GAAP results and you should not infer from our presentation of non-GAAP results that our future results will not be affected by these expenses or any unusual or non-recurring items.

Conference Call

We will conduct a conference call to discuss our fourth quarter and fiscal year 2021 results and business outlook today at 2:00 p.m. Pacific Time.

To listen to a live webcast of the call, please visit our investor relations website at https://ir.ichorsystems.com, or go to the live link at https://webcast-eqs.com/ichorholdings02082022. To listen via telephone, please call (877) 407‑0989 (domestic) or +1 (201) 389‑0921 (international), conference ID: 13726103.

After the call, an on-demand replay will be available at the same webcast link.

About Ichor

We are a leader in the design, engineering and manufacturing of critical fluid delivery subsystems and components primarily for semiconductor capital equipment, as well as other industries such as defense/aerospace and medical. Our primary product offerings include gas and chemical delivery subsystems, collectively known as fluid delivery subsystems, which are key elements of the process tools used in the manufacturing of semiconductor devices. Our gas delivery subsystems deliver, monitor and control precise quantities of the specialized gases used in semiconductor manufacturing processes such as etch and deposition. Our chemical delivery subsystems precisely blend and dispense the reactive liquid chemistries used in semiconductor manufacturing processes such as chemical-mechanical planarization, electroplating, and cleaning. We also provide precision-machined components, weldments, e-beam and laser welded components, precision vacuum and hydrogen brazing, surface treatment technologies, and other proprietary products. We are headquartered in Fremont, CA. https://ir.ichorsystems.com.

We use a 52- or 53-week fiscal year ending on the last Friday in December. The three months ended December 31, 2021, September 24, 2021, and December 25, 2020 were 14 weeks, 13 weeks, and 13 weeks, respectively. References to the third and fourth quarters of 2021 and the fourth quarter of 2020 relate to the three-month periods then ended. The fiscal years ended December 31, 2021 and December 25, 2020 were 53 weeks and 52 weeks, respectively. References to 2021 and 2020 relate to the fiscal years then ended.

Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "guidance," "expects," "intends," “may,” “will,” "projects," "plans," “predicts,” "believes," “could,” "estimates," "targets," "anticipates," “look forward,” and similar expressions are used to identify these forward-looking statements.

Examples of forward-looking statements include, but are not limited to, statements regarding financial results for our first fiscal quarter of 2022, statements regarding the impacts of the COVID-19 pandemic, materials or component shortages from suppliers, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements, including: (1) dependence on expenditures by manufacturers and cyclical downturns in the semiconductor capital equipment industry, (2) reliance on a very small number of original equipment manufacturers for a significant portion of sales, (3) negotiating leverage held by our customers, (4) competitiveness and rapid evolution of the industries in which we participate, (5) risks associated with weakness in the global economy and geopolitical instability, (6) keeping pace with developments in the industries we serve and with technological innovation generally, (7) designing, developing and introducing new products that are accepted by original equipment manufacturers in order to retain our existing customers and obtain new customers, (8) managing our manufacturing and procurement process effectively, (9) defects in our products that could damage our reputation, decrease market acceptance and result in potentially costly litigation, (10)  dependence on a limited number of suppliers, and (11) the impact of the COVID‑19 pandemic, any related or unrelated public health threat or fear of such event on economic activity, us and our customers, suppliers, employees, and other business relations, including, but not limited to, demand for our products, workforce availability, and costs to manufacture our products. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission (the “SEC”), including other risks, relevant factors, and uncertainties identified in the "Risk Factors" section of our Annual Report on Form 10‑K filed with the SEC on March 5, 2021.

All forward-looking statements in this press release are based upon information available to us as of the date hereof, and qualified in their entirety by this cautionary statement. We undertake no obligation to update or revise any forward-looking statements contained herein, whether as a result of actual results, changes in our expectations, future events or developments, or otherwise, except as required by law.

Contact:

Larry Sparks, CFO 510-897-5200

Claire McAdams, IR & Strategic Initiatives 530-265-9899

ir@ichorsystems.com

Source: Ichor Holdings, Ltd.

ICHOR HOLDINGS, LTD.

Consolidated Balance Sheets

(dollars in thousands, except per share amounts)

(unaudited)

	December 31, 2021	September 24, 2021	December 25, 2020
Assets
Current assets:
Cash and cash equivalents	$75,495	$128,038	$252,899
Marketable securities	—	98,706	—
Accounts receivable, net	142,990	121,680	100,977
Inventories	236,133	193,930	134,756
Prepaid expenses and other current assets	8,153	7,161	7,082
Total current assets	462,771	549,515	495,714
Property and equipment, net	85,203	53,087	41,811
Operating lease right-of-use assets	29,790	8,681	10,088
Other noncurrent assets	9,166	7,350	5,503
Deferred tax assets, net	8,116	5,341	6,324
Intangible assets, net	88,588	29,676	39,845
Goodwill	337,242	174,887	174,887
Total assets	$1,020,876	$828,537	$774,172
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$159,727	$137,970	$116,664
Accrued liabilities	19,066	19,038	20,792
Other current liabilities	14,377	13,413	10,700
Current portion of long-term debt	7,500	5,625	8,750
Current portion of lease liabilities	7,633	4,927	5,128
Total current liabilities	208,303	180,973	162,034
Long-term debt, less current portion, net	285,253	158,810	191,522
Lease liabilities, less current portion	22,354	3,989	5,272
Deferred tax liabilities, net	38	109	109
Other non-current liabilities	4,213	4,000	3,546
Total liabilities	520,161	347,881	362,483
Shareholders’ equity:
Preferred shares ($0.0001 par value; 20,000,000 shares authorized; zero shares issued and outstanding)	—	—	—
Ordinary shares ($0.0001 par value; 200,000,000 shares authorized; 28,409,734 and 27,907,077 shares outstanding, respectively; 32,847,173 and 32,344,516 shares issued, respectively)	3	3	3
Additional paid in capital	417,438	412,246	399,311
Treasury shares at cost (4,437,439 shares)	(91,578)	(91,578)	(91,578)
Accumulated other comprehensive loss	—	(8)	—
Retained earnings	174,852	159,993	103,953
Total shareholders’ equity	500,715	480,656	411,689
Total liabilities and shareholders’ equity	$1,020,876	$828,537	$774,172

ICHOR HOLDINGS, LTD.

Consolidated Statement of Operations

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2021	September 24, 2021	December 25, 2020	December 31, 2021	December 25, 2020
Net sales	$287,188	$262,855	$244,966	$1,096,917	$914,236
Cost of sales	240,210	219,218	210,616	919,437	789,344
Gross profit	46,978	43,637	34,350	177,480	124,892
Operating expenses:
Research and development	4,222	3,905	3,261	15,691	13,361
Selling, general, and administrative	21,662	15,147	13,516	65,857	56,614
Amortization of intangible assets	4,749	3,388	3,357	14,918	13,365
Total operating expenses	30,633	22,440	20,134	96,466	83,340
Operating income	16,345	21,197	14,216	81,014	41,552
Interest expense, net	1,454	1,487	1,999	6,451	8,727
Other expense (income), net	704	(104)	321	807	534
Income before income taxes	14,187	19,814	11,896	73,756	32,291
Income tax expense (benefit)	(672)	1,277	(625)	2,857	(988)
Net income	$14,859	$18,537	$12,521	$70,899	$33,279
Net income per share:
Basic	$0.52	$0.65	$0.52	$2.51	$1.44
Diluted	$0.51	$0.64	$0.51	$2.45	$1.42
Shares used to compute net income per share:
Basic	28,465,870	28,371,644	24,066,287	28,259,607	23,172,961
Diluted	29,045,351	29,024,862	24,370,434	28,979,352	23,460,105

ICHOR HOLDINGS, LTD.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2021	September 24, 2021	December 25, 2020	December 31, 2021	December 25, 2020
Cash flows from operating activities:
Net income	$14,859	$18,537	$12,521	$70,899	$33,279
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	8,323	6,205	6,217	25,992	24,246
Share-based compensation	3,367	3,010	2,452	11,473	9,875
Deferred income taxes	(2,848)	(104)	(1,751)	(1,863)	(1,687)
Amortization of debt issuance costs	158	242	242	883	968
Gain on sale of asset disposal group	—	—	3,575	(504)	3,575
Loss on extinguishment of debt	737	—	—	737	—
Other	165	260	—	484	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	(12,751)	(2,572)	3,144	(33,454)	(16,128)
Inventories	(30,075)	(27,674)	2,019	(89,249)	(8,527)
Prepaid expenses and other assets	34	2,198	(1,604)	1,754	(2,076)
Accounts payable	17,675	(12,068)	9,184	38,909	(14,509)
Accrued liabilities	(5,292)	(496)	3,720	(6,740)	7,722
Other liabilities	(3,233)	(2,016)	418	(3,791)	1,521
Net cash provided by (used in) operating activities	(8,881)	(14,478)	40,137	15,530	38,259
Cash flows from investing activities:
Capital expenditures	(2,135)	(3,335)	(2,010)	(20,839)	(10,301)
Cash paid for acquisitions, net of cash acquired	(269,026)	—	(5,035)	(269,026)	(5,035)
Purchase of marketable securities	(10,164)	—	—	(115,197)	—
Proceeds from maturities and sales of marketable securities	108,713	6,000	—	114,713	—
Proceeds from sale of property and equipment	—	—	739	504	739
Net cash provided by (used in) investing activities	(172,612)	2,665	(6,306)	(289,845)	(14,597)
Cash flows from financing activities:
Issuance of ordinary shares, net of fees	—	—	139,372	—	139,372
Issuance of ordinary shares under share-based compensation plans	2,440	1,020	3,223	9,577	9,832
Employees' taxes paid upon vesting of restricted share units	(913)	(696)	(259)	(3,527)	(1,829)
Debt issuance and modification costs	(1,852)	—	—	(1,852)	—
Borrowings on revolving credit facility	137,591	—	—	137,591	30,000
Repayments on revolving credit facility	(11,753)	—	—	(41,753)	—
Proceeds from term loan	94,175	—	—	94,175	—
Repayments on term loan	(90,738)	(2,187)	(2,187)	(97,300)	(8,750)
Net cash provided by (used in) financing activities	128,950	(1,863)	140,149	96,911	168,625
Net increase (decrease) in cash	(52,543)	(13,676)	173,980	(177,404)	192,287
Cash at beginning of period	128,038	141,714	78,919	252,899	60,612
Cash at end of period	$75,495	$128,038	$252,899	$75,495	$252,899
Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$2,433	$1,349	$1,809	$7,123	$8,235
Cash paid during the period for taxes, net of refunds	$3,856	$514	$71	$5,642	$250
Supplemental disclosures of non-cash activities:
Capital expenditures included in accounts payable	$930	$441	$369	$930	$369
Right-of-use assets obtained in exchange for new operating lease liabilities	$22,186	$530	$314	$24,425	$642

ICHOR HOLDINGS, LTD.

Reconciliation of U.S. GAAP Gross Profit to Non-GAAP Gross Profit

(dollars in thousands)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2021	September 24, 2021	December 25, 2020	December 31, 2021	December 25, 2020
U.S. GAAP gross profit	$46,978	$43,637	$34,350	$177,480	$124,892
Non-GAAP adjustments:
Share-based compensation	437	343	267	1,384	991
Facility shutdown costs (1)	314	—	332	2,611	2,215
Contract settlement loss (2)	—	—	—	—	1,386
Fair value adjustment to inventory from acquisitions (3)	1,441	—	—	1,652	—
Other non-recurring expense, net (4)	—	—	3,743	106	3,743
Non-GAAP gross profit	$49,170	$43,980	$38,692	$183,233	$133,227
U.S. GAAP gross margin	16.4%	16.6%	14.0%	16.2%	13.7%
Non-GAAP gross margin	17.1%	16.7%	15.8%	16.7%	14.6%

(1)

During the second quarter of 2020, we announced the closure of our manufacturing facility in Union City, California, which we completed during the second quarter of 2021. We incurred additional shutdown related costs in the fourth quarter of 2021 associated with inventories determined during the quarter to be obsolete of $0.3 million.

Included in this amount for the fourth quarter of 2020 are (i) severance costs associated with affected employees of $0.1 million, and (ii) accelerated depreciation charges associated with property and equipment that was expected to be abandoned at the time of facility closure of $0.2 million.

Included in this amount for 2021 are (i) write-off costs associated with inventories determined during the period to be obsolete of $2.9 million and (ii) severance costs associated with affected employees of $0.2 million, partially offset by (iii) a gain realized upon the sale of equipment and other fixed assets of $0.5 million.

Included in this amount for 2020 are (i) write-off costs associated with inventories determined during the period to be obsolete of $1.3 million, (ii) severance costs associated with affected employees of $0.5 million, and (iii) accelerated depreciation charges associated with property and equipment that was expected to be abandoned at the time of facility closure of $0.4 million.

(2)	During the first quarter of 2020, we reached a mutual settlement with the counterparty of a contract dispute and, accordingly, recorded a $1.4 million contract settlement loss to cost of sales.
(3)

As part of our purchase price allocation for our acquisition of IMG in November 2021 and our acquisition of a precision machining operation in Mexico in December 2020, we recorded acquired-inventories at fair value, resulting in a fair value step-up of $3.9 million (preliminary) and $0.2 million, respectively. These amounts are released to cost of sales as acquired-inventories are sold.

(4)

Included in this amount for 2021 is primarily a non-recurring settlement charge. Included in this amount for the 2020 is a $3.6 million loss on the sale of inventories and property and equipment from our Tampa, Florida facility. In addition to the $3.6 million loss, 2020 include costs associated with restructuring and transitioning key leadership roles.

ICHOR HOLDINGS, LTD.

Reconciliation of U.S. GAAP Operating Income to Non-GAAP Operating Income

(dollars in thousands)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2021	September 24, 2021	December 25, 2020	December 31, 2021	December 25, 2020
U.S. GAAP operating income	$16,345	$21,197	$14,216	$81,014	$41,552
Non-GAAP adjustments:
Amortization of intangible assets	4,749	3,388	3,357	14,918	13,365
Share-based compensation	3,367	3,010	2,452	11,473	9,875
Facility shutdown costs (1)	314	—	446	2,996	2,463
Contract settlement loss (2)	—	—	—	—	1,386
Fair value adjustment to inventory from acquisitions (3)	1,441	—	—	1,652	—
Acquisition costs (4)	4,386	—	—	4,386	—
Other non-recurring expense, net (5)	—	110	4,057	498	7,181
Non-GAAP operating income	$30,602	$27,705	$24,528	$116,937	$75,822
U.S. GAAP operating margin	5.7%	8.1%	5.8%	7.4%	4.5%
Non-GAAP operating margin	10.7%	10.5%	10.0%	10.7%	8.3%

(1)

During the second quarter of 2020, we announced the closure of our manufacturing facility in Union City, California, which we completed during the second quarter of 2021. We incurred additional shutdown related costs in the fourth quarter of 2021 associated with inventories determined during the quarter to be obsolete of $0.3 million.

Included in this amount for the fourth quarter of 2020 are (i) severance costs associated with affected employees of $0.1 million, and (ii) accelerated depreciation charges associated with property and equipment that was expected to be abandoned at the time of facility closure of $0.3 million.

Included in this amount for 2021 are (i) write-off costs associated with inventories determined during the period to be obsolete of $2.9 million, (ii) other shutdown related charges of $0.3 million, (iii) severance costs associated with affected employees of $0.2 million, partially offset by (iv) a gain realized upon the sale of equipment and other fixed assets of $0.5 million.

Included in this amount for 2020 are (i) write-off costs associated with inventories determined during the period to be obsolete of $1.3 million, (ii) severance costs associated with affected employees of $0.5 million, and (iii) accelerated depreciation charges associated with property and equipment that was expected to be abandoned at the time of facility closure of $0.6 million.

(2)	See footnote 2 to the reconciliation of U.S. GAAP gross profit to non-GAAP gross profit above.
(3)	See footnote 3 to the reconciliation of U.S. GAAP gross profit to non-GAAP gross profit above.
(4)	Included in this amount are incremental transaction-related costs incurred in connection with our acquisition of IMG in November 2021.
(5)	Included in this amount for the third quarter of 2021 are primarily non-capitalized costs incurred in connection with our implementation of a new ERP system.

Included in this amount for the fourth quarter of 2020 are primarily (i) a $3.6 million loss on the sale of inventories and property and equipment from our Tampa, Florida facility, (ii) non-capitalized costs incurred in connection with our implementation of a new ERP system and a Sarbanes-Oxley (“SOX”) compliance program, and (iii) costs associated with restructuring and transitioning key leadership roles.

Included in this amount for 2021 are primarily non-capitalized costs incurred in connection with our implementation of a new ERP system and a SOX compliance program.

Included in this amount for 2020 are primarily (i) a $3.6 million loss on the sale of inventories and property and equipment from our Tampa, Florida facility, (ii) non-capitalized costs incurred in connection with our implementation of a new ERP system and a SOX compliance program, and (iii) costs associated with restructuring and transitioning key leadership roles, including a $1.8 million bonus payment to our former CEO in connection with his transition to executive chairman.

ICHOR HOLDINGS, LTD.

Reconciliation of U.S. GAAP Net Income to Non-GAAP Net Income

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2021	September 24, 2021	December 25, 2020	December 31, 2021	December 25, 2020
U.S. GAAP net income	$14,859	$18,537	$12,521	$70,899	$33,279
Non-GAAP adjustments:
Amortization of intangible assets	4,749	3,388	3,357	14,918	13,365
Share-based compensation	3,367	3,010	2,452	11,473	9,875
Facility shutdown costs (1)	314	—	446	2,996	2,463
Contract settlement loss (2)	—	—	—	—	1,386
Fair value adjustment to inventory from acquisitions (3)	1,441	—	—	1,652	—
Acquisition costs (4)	4,386	—	—	4,386	—
Other non-recurring expense, net (5)	—	110	4,057	498	7,181
Loss on extinguishment of debt (6)	737	—	—	737	—
Tax adjustments related to non-GAAP adjustments (7)	(3,608)	(1,624)	(2,999)	(9,861)	(8,507)
Non-GAAP net income	$26,245	$23,421	$19,834	$97,698	$59,042
U.S. GAAP diluted EPS	$0.51	$0.64	$0.51	$2.45	$1.42
Non-GAAP diluted EPS	$0.90	$0.81	$0.81	$3.37	$2.52
Shares used to compute diluted EPS	29,045,351	29,024,862	24,370,434	28,979,352	23,460,105

(1)	See footnote 1 to the reconciliation of U.S. GAAP operating income to non-GAAP operating income above.
(2)	See footnote 2 to the reconciliation of U.S. GAAP gross profit to non-GAAP gross profit above.
(3)	See footnote 3 to the reconciliation of U.S. GAAP gross profit to non-GAAP gross profit above.
(4)	See footnote 4 to the reconciliation of U.S. GAAP operating income to non-GAAP operating income above.
(5)	See footnote 4 to the reconciliation of U.S. GAAP operating income to non-GAAP operating income above.
(6)

In October 2021, we entered into an amended and restated credit agreement, which includes a group of financial institutions as direct lenders underlying the agreement. Under the debt modification literature codified in ASC 470, a portion of the refinance was treated as an extinguishment. Accordingly, $0.7 million of existing capitalized deferred issuance costs were written off as a loss on extinguishment of debt.

(7)

Adjusts U.S. GAAP income tax expense (benefit) for impact of our non-GAAP adjustments, as defined, including the impacts of excluding share-based compensation, amortization of intangible assets, and other non-recurring expenses. This adjustment also excludes the impact of non-recurring discrete tax items.

ICHOR HOLDINGS, LTD.

Reconciliation of U.S. GAAP Net Cash Provided by Operating Activities to Free Cash Flow

(in thousands)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2021	September 24, 2021	December 25, 2020	December 31, 2021	December 25, 2020
Net cash provided by (used in) operating activities	$(8,881)	$(14,478)	$40,137	$15,530	$38,259
Capital expenditures	(2,135)	(3,335)	(2,010)	(20,839)	(10,301)
Free cash flow	$(11,016)	$(17,813)	$38,127	$(5,309)	$27,958